EXHIBIT 4.14.3

LIMITED GUARANTEE
This limited guarantee (this “Limited Guarantee”) dated November 26, 2013, is entered into by CBL & Associates Properties, Inc., a Delaware corporation (the “Limited Guarantor”), 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000.
Whereas

(A)
CBL & Associates Limited Partnership, a Delaware limited partnership (the “Issuer”), is the issuer under an indenture, dated as of November 26, 2013 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the Limited Guarantor and U.S. Bank National Association, as trustee, which provides for the issuance from time to time of the Issuer’s unsecured and unsubordinated debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”), unlimited as to principal amount and which will be guaranteed by the Limited Guarantor.

(B)
The Limited Guarantor has agreed, under Section 1601 of the Indenture, to issue this Limited Guarantee in respect of all of the Securities issued pursuant to the Indenture to each Holder (as defined in the Indenture) of the Securities.

(C)	This Limited Guarantee may be modified in accordance with the terms of the Indenture.
Now, therefore the Limited Guarantor undertakes as follows:

1.	Definitions
Terms defined in or for the purposes of the Indenture and/or the Securities shall have the same meaning in this Limited Guarantee (including the Recitals), except where the context requires otherwise or where a different meaning is attributed to the relevant terms. Any references herein to any amounts payable, howsoever described, in respect of Securities issued by the Issuer shall include any amounts payable by the Issuer under or in connection with the Indenture.

2.	Limited Guarantee
The Limited Guarantor, in accordance with the terms hereof, as primary obligor and not merely as a surety, irrespective of the validity and the legal effects of the Securities, irrespective of restrictions of any kind on the Issuer’s performance of its obligations under the Securities, and waiving all rights of objection and defense arising from the Securities, but subject to the limitations set forth below, hereby guarantees to the Holders, for losses suffered by reason of fraud or willful misrepresentation by the Operating Partnership, Holdings, its or their affiliates or the Limited Guarantor (and for no other reason), the payment of (a) the aggregate principal balance of, and all accrued and unpaid interest on, the Securities and (b) all other indebtedness, liabilities and obligations of the Issuer owing to the Holders under or in respect of the Indenture or the Securities. Any diligence, presentment, demand, protest or notice, whether in relation to the Limited Guarantor, the Issuer, or any other person, from a Holder, in respect of any of the Limited Guarantor’s obligations under this Limited Guarantee is hereby waived.

3.	Status
The obligations of the Limited Guarantor under this Limited Guarantee constitute unsecured and unsubordinated obligations of the Limited Guarantor and the Limited Guarantor undertakes that its obligations hereunder will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Limited Guarantor.

4.	Duration
Subject to the limitations set forth above, this Limited Guarantee is a guarantee of payment and not merely of collection and it shall continue in full force and effect by way of continuing security until all principal, premium and interest (including any additional amounts required to be paid in accordance with the terms and conditions of the Securities) have been paid in full and all other actual or contingent obligations of the Issuer in relation to the Securities or under the Indenture have been satisfied in full.
Notwithstanding the foregoing, if any payment received by any Holder is, on the subsequent bankruptcy or insolvency of the Issuer, avoided under any applicable laws, including, among others, laws relating to bankruptcy or insolvency, such payment will not be considered as having discharged or diminished the liability of the Limited Guarantor and this Limited Guarantee will continue to apply as if such payment had at all times remained owing by the Issuer.

5.	Exercise of Rights, Subrogation and Claims against the Issuer
Until all principal, premium (if any) and interest and all other monies payable by the Issuer in respect of any Securities shall be paid in full, (i) no right of the Limited Guarantor, by reason of the performance of any of its obligations under this Limited Guarantee, to be indemnified by the Issuer or to take the benefit of or enforce any security or other guarantee or indemnity against the Issuer in connection with the Securities shall be exercised or enforced and (ii) the Limited Guarantor shall not (a) by virtue of this Limited Guarantee or any other reason be subrogated to any rights of any Holder or (b) claim in competition with the Holders against the Issuer. If the Limited Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Holders by the Issuer under or in connection with the Securities to be paid in full on behalf and for the benefit of the Holders and shall promptly pay or transfer the same to the Holders as they may direct to the extent such amount shall be due and unpaid by the Issuer to the Holders.

6.	Notices
Each notice or demand under this Limited Guarantee shall be made in writing, in English, and may be sent by messenger or pre-paid first class post to the Limited Guarantor at the address, and for the attention of the person, from time to time designated by the Limited Guarantor for the purposes of this Limited Guarantee. Any such notice or demand shall be effective when actually received by such addressee. The address of the Limited

Guarantor for notices or demands under this Limited Guarantee for the time being are as follows:
CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421-6000
Attention: Chief Legal Officer

7.	Assignment
The Limited Guarantor shall not be entitled to assign or transfer any or all of its rights, benefits or obligations under this Limited Guarantee. Each Holder shall be entitled to assign all or any of its rights and benefits under this Limited Guarantee.

8.	Severability
If a provision of this Limited Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction or in any other jurisdiction of any other provision of this Limited Guarantee.

9.	Subsequent Guarantees
Any Securities issued by the Issuer under the Indenture on or after the date of this Limited Guarantee shall have the benefit of this Limited Guarantee, but shall not have the benefit of any subsequent guarantee of the Limited Guarantor, unless expressly so provided in any such subsequent guarantee.

10.	Governing Law
This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.
[Signature Page to Follow]

Limited Guarantor: CBL & ASSOCIATES PROPERTIES, INC.
By: _/s/ Stephen D. Lebovitz________ Name: Stephen D. Lebovitz Title: President and Chief Executive Officer
By: _/s/ Farzana K. Mitchell_________ Name: Farzana K. Mitchell Title: Executive Vice President - Chief Financial Officer and Treasurer

4